Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements Nos. 333-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration
Statements  Nos.  033-92218,   333-47041,   333-90395,   333-62830,   333-97831,
333-104882 and 333-108947 on Form S-3 of CBL & Associates Properties, Inc. of our reports dated March 16, 2005 relating to the financial statements, except for the effect of Note 23 as to which the date is January 9, 2006, and the related financial statement schedule and management's report on the effectiveness of internal control over financial reporting dated March 16, 2005, appearing in this Current Report on Form 8-K of CBL & Associates Properties, Inc.



/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
January 9, 2006

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